Exhibit 99.1

TranSwitch Corporation Provides Update on Q3 2006 Business Outlook

SHELTON, CT — September 28, 2006 • TranSwitch Corporation (NASDAQ: TXCC) today announced an update to its business outlook for the third quarter of 2006. The revision in outlook for revenues for the third quarter of 2006 is primarily due to a change in the production plans by a major customer. The Company now expects revenues for the third quarter ending September 30, 2006, to be approximately $9.3 million compared to revenues in the second quarter of 2006 of $10.3 million. Of the approximately $9.3 million of revenues, approximately $8.0 million will be net product revenues and $1.3 million will be from services revenues. The Company’s previous outlook for third quarter revenues announced on the July 26th, 2006 conference call was for revenues of approximately $10.3 million.

“While we are disappointed by the production delay of a major customer, we have confidence in the long term potential of TranSwitch based on our strong customer relationships with major telecommunication manufacturers, our innovative product portfolio and our stable financial foundation,” said Dr. Santanu Das, Chief Executive Office of TranSwitch Corporation.

Additional details on TranSwitch’s third quarter results will be discussed during a conference call at 5:30 pm eastern time on October 19, 2006.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

TranSwitch is a registered trademark of TranSwitch Corporation.